Exhibit 21

SUBSIDIARIES OF REGISTRANT

7720 Lehigh Property, LLC (Illinois corporation)

MFRI Holdings (B.V.I) Ltd (British Virgin Islands)

MFRI Luxembourg S.A. (Luxembourg)

Midwesco Filter Cicero, LLC (Illinois corporation)

Midwesco Filter Resources, Denmark A/S (Denmark)

Midwesco Filter Resources, Inc. (Delaware corporation)

MN Niles, Inc. (Delaware corporation)

Perma-Pipe, Inc. (Delaware corporation)

Perma-Pipe Canada, Inc. (Delaware corporation)

Perma-Pipe India Pvt. Ltd. (India)

Perma-Pipe International Co. LLC (Delaware corporation)

Perma-Pipe Middle East FZC (United Arab Emirates)

Perma-Pipe Oil Field Services LLC (United Arab Emirates)

Perma-Pipe Saudi Arabia, LLC (Kingdom of Saudi Arabia)

TDC Filter Manufacturing, Inc. (Delaware corporation)

TC Niles, Inc. (Delaware corporation)